[GRAPHIC]

CODE OF ETHICS
(Incorporating Code of Conduct)

Pictet Asset Management Limited
Pictet Asset Management SA

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TABLE OF CONTENTS

SECTION                                                                 PAGE

1 OVERVIEW                                                               3

     o Introduction

     o Persons covered by the Code

     o Obeying Laws and Regulations

     o Chief Compliance Officer

     o Code Interpretation and Enforcement

2. PERSONAL ACCOUNT DEALING RULES                                       7

     o Legal Requirements

     o Definitions

     o Restrictions on Activities

     o Pre-Clearance of Personal Transactions

     o Reporting of Transactions and Disclosure of Holdings

3. GIFTS AND BENEFITS                                                   13

     o General Comments

     o Receipt of Gifts

     o Entertainment and Provision of Gifts

4. DEALING WITH PERSONAL CONFLICTS OF INTEREST                          16

5. RESPECTING CONFIDENTIAL INFORMATION                                  19

6. CODE VIOLATIONS                                                      22

     o Reporting Code Violations

     o Sanctions for Breaches of the Code

7. COMPLIANCE AND CODE OF ETHICS CONTACT SHEET                          23

APPENDICES                                                              24



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OVERVIEW

Introduction

Today's financial services marketplace is filled with a host of new challenges, changes and opportunities. Amidst these, there is one guiding principle, which will always remain constant: the mandate for integrity.

Only by conducting ourselves and our business in accordance with the highest standards of legal, ethical and moral integrity can we achieve our vision of excellence and our goals for the future.

This Code sets out the general guidelines of professional conduct expected from of Pictet Asset Management Limited ("PAM UK") and Pictet Asset Management SA ("PAM SA"), and all employees in their interactions with clients, prospective clients, competitors, suppliers, the communities we serve and one another, and addresses the potential conflicts of interest, which may arise in the management of client assets. The Code has been established in accordance with SEC Rule 204-1 of the Investment Advisers Act 1940, and also complies with the rules of the Financial Services Authority, and the Swiss Federal Banking Commission.

Persons covered by the Code

SEC rules require that PAM UK and PAM SA define who must comply with the Code. Put simply, the Code must apply to any person who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. The SEC expects the definition of these "Access Persons" to be widely drawn for investment management firms such as PAM UK and PAM SA. Therefore, ALL members of staff of PAM UK and PAM SA are deemed to be Access Persons and therefore must comply with all the provisions of the Code. Each person within PAM UK and PAM SA is responsible for maintaining the highest ethical standards when conducting business. This includes the following:

1) always placing the interest of our clients first;

2) ensuring that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

3) ensuring that the identity of security holdings and financial circumstances of clients remains confidential; and

4) ensuring the independence in the decision making process of Pictet.

5) not using your position within Pictet inappropriately or taking part in any fraudulent or manipulative practice.

All PAM UK / PAM SA staff must be aware that it is critical that we maintain Pictet's reputation, as well our principles of honesty, integrity, and professionalism. This Code therefore sets out both the basic principles and the practical steps which must be



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taken by PAM UK / PAM SA and its Employees to ensure its conduct is at all times consistent with the highest standards of honesty and fair dealing required under relevant securities laws and expected by our clients.

The general principles discussed in this section govern all conduct whether or not the conduct also is covered by the specific standards and procedures set forth below.

Obeying Laws and Regulation

Numerous laws, rules and regulations of the UK, Switzerland and other countries apply to PAM UK and PAM SA. As an employee, you are expected to conduct all business dealings in compliance with applicable laws. Breaching any of them could subject you and/or PAM UK / PAM SA to criminal and civil penalties. If you have questions about these laws or how they apply to particular situations, ask your departmental head or consult the Compliance department.

Criminal Laws

Examples of activities prohibited by these laws are:

(i) Accepting or soliciting anything of value intending to be influenced or rewarded in connection with Pictet's business or in return for confidential information.

(ii) Stealing, embezzling or misapplying Pictet's funds or assets;

(iii) Using Pictet's funds or assets to finance political campaigns;

(iv) Misusing legal records and documents and client lists;

(v) Obtaining a computer to gain unauthorised access to a client's records;

(vi) Knowing that a criminal offence has been committed and helping the criminal avoid capture or punishment;

(vii) Making false reports to government and/or regulatory officials;

(viii) Using software in knowing breach of a licensing agreement.

Anticompetitive Activities

The Sherman Antitrust Act in the United States prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific breach of this Act could be a formal or informal agreement between you and a competitor of Pictet to fix prices, allocate markets, allocate clients or refuse to deal with particular suppliers or clients.

If you are in contact with Pictet's competitors, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how Pictet conducts its business. You should be especially careful at social or professional gatherings and at trade association meetings where discussions or exchanges of information relating to competitive matters could occur.



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Illegal Use of Pictet's Funds and False Records

The purpose of any transaction that relates to Pictet's funds or assets must be revealed and recorded at the time of the transaction. As an employee, you may not participate in any of the activities listed below:

(i) Establish or maintain secret or unrecorded funds for the purposes of facilitating illegal payments.

(ii) Engage in any transaction knowing that part of an anticipated payment is to be used for unlawful or improper purposes.

(iii) Record or participate in recording incorrect, fictitious or misleading entries in Pictet's books or records.

(iv) Use Pictet's funds or assets for political contributions in connection with political elections. Some US States have laws restricting the use of corporate funds or assets in connection with state elections. "Corporate assets" include your time during regular working hours, Pictet's equipment and supplies, office space, clerical help and advertising facilities.

(v) Make any payment for an expressed purpose on Pictet's behalf to any individual who you know intends to use the money for a different purpose.

(vi) Make payments of cash or other items of value to political candidates, government officials, other businesses or individuals that are designed to influence the judgment or actions of the recipients in connection with any Pictet's activity.

Questions concerning the permissibility of any of the above kinds of payments, which may raise issues under foreign as well as UK laws, should be directed to the Chief Compliance Officer.

Chief Compliance Officer

The Chief Compliance Officer of both PAM UK and PAM SA is based in the London offices of PAM UK, and he is responsible for the following:

o Establishing the requirements of the Code of Ethics;

o Interpreting the provisions of the Code of Ethics;

o Determining whether violations of the Code of Ethics have occurred;

o Reviewing the contents of the Code of Ethics on at least an annual basis.

o Determining, in conjunction with HR and the Boards of PAM UK and PAM SA, the nature of any sanctions that may be imposed against Employees for violations of the Code of Ethics; and

o Reporting at least annually on compliance with the Code to the Boards of Directors of PAM UK and PAM SA:



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From time to time the Chief Compliance Officer will seek clarification to facilitate interpretation and compliance with the Code of Ethics and this shall be appended to the Code and shall be considered part of the Code. A violation of any subsection shall therefore be deemed a violation of the Code itself.

Code Interpretation and Enforcement

Rules and regulations made under the Code shall be interpreted by the Chief Compliance Officer and the Compliance Department who shall also be responsible for enforcing and monitoring compliance with the Code. Should the Chief Compliance Officer determine that a violation of the Code has occurred, he shall advise the Boards who, in conjunction with HR, may impose such sanctions as it deems appropriate. Material violations of this code may also, where appropriate, be reported to any client with respect to whose securities the violation has occurred or who may been deemed to have been disadvantaged by the violation.

Dispensation

Application can be made to the Chief Compliance Officer on a case-by-case basis for dispensation from certain of the personal account dealing (and other) requirements of the Code. In determining whether any such dispensation should be granted, the Chief Compliance Officer shall have regard to:

o No conflict of interest arises as a result of the transaction and that no Client would be disadvantaged or potentially disadvantaged as a result of the transaction;

o An employee, by virtue of his position and knowledge, does not have an unfair advantage (for example, of information on client transactions in a particular security or an equivalent security);

o The position of the Employee himself (e.g. dispensation may be granted on a hardship basis);

o The general position of PAM UK and PAM SA in respect of its fiduciary duties and its disclosure obligations.

Certification of Compliance

The Chief Compliance Officer will provide all employees with a copy of the Code of Ethics, and any amendments thereto, and each employee is required to certify whenever the Code changes, that he or she has read and understood the Code and recognises that he or she is subject to the Code. Further, each employee is required to certify annually that they have complied with all the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.



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2 PERSONAL ACCOUNT DEALING RULES ("PA Dealing Rules")

Dealing in shares which are owned, or which may at some stage be purchased, for those accounts that are under a manager's control or influence will always create the potential for conflict of interest.

Managers should understand that clients expect that the first duty of the fund manager is to the client. Therefore, managers should avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with PAM UK / PAM SA or its clients.

In addition to complying with the PA Dealing Rules as set out in this Code, all employees must also comply with Pictet Directive 8 (as set out at Appendix B)

A Legal Requirements

The Investment Advisers Act makes it unlawful for any Access Person, in connection with the purchase or sale by such person of a security "held or to be acquired" by a Client:

1) To employ any device, scheme or artifice to defraud PAM UK's or PAM SA's clients;

2) To mislead PAM UK's or PAM SA's clients;

3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon PAM UK's or PAM SA's clients; or

4) To engage in any manipulative practice with respect to PAM UK's / PAM SA's clients.

The Code requires you to comply with any applicable federal securities laws and rules of other regulatory bodies which apply to you from time to time. PAM UK's / PAM SA's compliance procedures must focus on PAM UK's / PAM SA's compliance with the SEC Investment Advisers Act, and any other regulations of relevant authorities and regulatory agencies.

B Definitions

1 Covered Securities

The SEC uses the term "covered security" to describe investments covered by this Code. Covered security means any stock, bond, future, investment contract or any other instrument considered a "security" under the Investment Advisers Act 1940 or Financial Services and Markets Act 2000. The term covered security is therefore very broad and includes the following:

o Equities in companies, including Investment Trusts, such as The Eastern European Trust;

o Warrants, options (on securities, indices, currencies and futures) and futures

o All kinds of limited partnerships;



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o Private investment funds, hedge funds, and investment clubs.

o Eurobonds, Loan Stocks, Debentures and other debt instruments

o Swaps, and financial, commodity or currency market bets (e.g. City Index).

This list is not exhaustive. If you have any doubt whether a transaction comes under the Personal Dealing rules, you must seek advice from the Compliance Department

2 Exempt Transactions

For purposes of this Code, the term " covered security" shall not include:

(i) Bankers' acceptances;

(ii) Bank certificates of deposit;

(iii) Commercial paper.

(iv) Mutual funds, including money market funds;

(v) Index Futures

Furthermore the investment restrictions and prohibitions for Access Persons described in this Code shall not apply to:

(i) Transactions and holdings in direct obligations of the Government of the United States or any other OECD member state.

(ii) Purchases or sales in any account over which the Access Person has no direct or indirect influence or control; (See definition in Appendix A)

(iii) Purchases or sales that are non-discretionary on the part of the Access Person;

(iv) Purchases that are part of an automatic dividend reinvestment plan;

(v) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

(vi) Subject to the advance approval of the compliance department, purchases or sales which are only remotely potentially harmful to a client, because such purchases or sales would be unlikely to affect an institutional market, or because such transactions are clearly not related economically to the securities held, purchased or sold by the client. E.g securities with market caps in excess of US $10 bn or those securities listed on the main index of countries in the MSCI World Index.

3 A security "held or to be acquired" within the most recent 7 days A security is "held or to be acquired" within the most recent 7 calendar days if it:

(i) is or has been held by a Client; or

(ii) is being held or has been considered for purchase by a Client.

4 Purchase or Sale

A purchase or sale includes the purchase or sale of an option to purchase or sell.



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C Restrictions on Activities

(i) Prohibited Purchases and Sales

No Access Person shall purchase or sell, directly or indirectly, any security (or a related security) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Appendix A to this Code) and which he or she knows or should have known at the time of such purchase or sale:

1. is being considered for purchase or sale by a Client: or

2. is being purchased or sold by a Client.

Access Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except in the case when a client might be an issuer of securities.

Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, non-public information. This provision also prohibits personnel from communicating material non-public information to others in violation of the law.

(ii) Blackout Periods

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Appendix A to this Code) on a day during which any Client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

No portfolio manager shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Appendix A to this Code) within seven (7) calendar days before or after any Client trades in that security.

(iii) Interested Transactions

No Access Person shall initiate any securities transactions for a Client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

1 any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of any securities of such issuer;

2 any contemplated transaction by such person in such securities;

3 any position with such issuer or its affiliates; and

4 any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.


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(iv) Initial Public Offerings (IPO )and Private Placements

No Access Person shall acquire directly or indirectly, beneficial ownership of any securities in an IPO for his or her personal account.

In addition to complying with this Code all employees of PAM UK and PAM SA must also comply with Pictet Directives 8 and 57.

In the case of a private placement, the Access Person must provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of a Client), and PAM UK's and PAM SA's clients must have no foreseeable interest in purchasing such securities.

Fund Managers and Analysts who have been authorised to acquire securities in a private placement must disclose that investment when they play a part in clients' subsequent consideration of an investment in the issuer. In such circumstances, clients' decision to purchase securities of the issuer will be independently reviewed by investment personnel with no personal interest in the issuer.

(v) Short-Term Trading Profits

No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which such Access Person has beneficial ownership within three business days. Any profit so realised shall, be paid over to a charity of the Access Person's choosing.

The purpose of this requirement is to address the real and perceived threat of frontrunning or other fraudulent and abusive practices involved in short-term trading, including market timing.

D. Pre-Clearance of personal Transactions

An Access Person may directly or indirectly, acquire or dispose of beneficial ownership of a covered security only if:

(i) such purchase or sale has been approved in advance by the Chief Compliance Officer or a member of the Compliance Department; and;

(ii) the approved transaction is completed by the close of business seven calendar days after approval is received; and

(iii) the Chief Compliance Officer or a member of the Compliance Department has not rescinded such approval prior to execution of the transaction. The pre-clearance policy is designed to pro-actively identify possible issues with the trade such as front-running, parallel trading market timing or any fraudulent activity, and to ensure that the provisions of this Code are met.


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E Reporting of Transactions and Disclosure of Holdings

(1) Quarterly Transaction Reports

Every Access Person must submit a report containing information about each transaction in a covered security undertaken during the preceding quarter. The report must contain information concerning any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of a covered security. An Access Person shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control or which would duplicate information.

An Access Person must submit the quarterly transaction report to the Compliance Department no later than 30 calendar days after the end of the calendar quarter. (Rule 204A-1(b)(2)(ii) of the Investment Advisers Act 1940) A report must contain the following information.

(i) The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved:

(ii) The nature of the transaction (i.e. purchase, sale or other acquisition or disposition):

(iii) The price at which the transaction was effected:

(iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

(v) The date the report is submitted by the Access Person
Any report submitted may contain a statement that the report shall not be constructed as an admission by the person making such report that he/she has any direct or indirect beneficial ownership (as defined in Attachment A to this Code) in the securities to which the report relates.

An Access Person will be deemed to have complied with the transaction reporting requirements by causing duplicate brokerage statements be sent to the Compliance Department. These statements must contain all transactions required to be reported and included all the required information.

Any Access Person who had no personal securities transaction during the quarter will be required to confirm this by completion of a nil return.

(2) Disclosure of Personal Holdings

Each Access Person shall supply the Chief Compliance Officer with initial holdings reports and annual holdings reports. Access Persons to submit to the Chief Compliance Officer a report of all holdings in covered securities within 10 days of becoming an Access Person and thereafter on an annual basis. (SEC Rule 204A- 1(b)(1)(ii) of the Investment Advisers Act 1940) The information must be current as of a date no more than 45 days prior to the date of the report.

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The initial and annual holdings report must contain, at a minimum:

i. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership, as defined in Appendix A;

ii. The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

iii. The date the Access Person submits the report.
Failure to submit a quarterly transaction report or personal holdings disclosure within the timescales stated above will constitute a breach of the Code of Ethics and will be recorded in the PAM UK / PAM SA breach register. Please note that a number of clients require disclosure of such breaches, and therefore all employees should take every precaution not to breach the requirements of this Code.

(3) Confidentiality

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission, the Financial Services Authority, the Swiss Federal Banking Commission or any other regulatory or self-regulatory organisation, and may otherwise be disclosed to the extent required by law or regulation.



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3. GIFTS AND BENEFITS

A General Comments

Access Persons must not offer or accept gifts or other items of value (including entertainment) unless it is clearly reasonable to do so in the circumstances and provided their frequency and value are not of an excessive or lavish nature. All Access Persons and their families are not allowed to accept preferential treatment or favours from securities brokers or dealers or other organizations with which PAM UK and PAM SA might transact business. For the protection of both you and PAM UK / PAM SA, the appearance of a possible conflict of interest must be avoided. Please see below for additional information regarding the restrictions on giving and receiving gifts and the acceptable nominal value of such gifts.

B Receipt of Gifts

Inappropriate conduct

You may not:

o Solicit for yourself or for a third party (other than Pictet) anything of value from anyone in return for any Pictet's business, service or confidential information;

o Accept cash gifts from a client, supplier or person to whom you refer business;

o Use your position at Pictet to obtain anything of value from a client, supplier or person to whom you refer business;

o Except as provided below, accept anything of value (other than earned salary and fees) from anyone in connection with the business of Pictet.

Acceptance of gifts

Certain gifts and entertainment do not create the risk of corruption or breach of trust to Pictet and are permissible. Accordingly, you may accept:

o Gifts, gratuities, amenities or favours based on obvious family or personal relationships (e.g. between an employee's parents, children or spouse) where the circumstances make it clear that those relationships (rather than Pictet's business) are the motivating factor.

o Meals, refreshments, travel arrangements or accommodation, or entertainment of reasonable value in the course of a meeting or other occasion held for business discussions, provided that the expenses would have been paid by Pictet as a reasonable business expense;

o Advertising or promotional material, such as pens, pencils, note pads, key chains, calendars and similar items having a value of less than CHF50 (or Pounds
25);



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o Gifts that have a value of less than CHF50 (or pounds 25) and are related to commonly recognised events or occasions, such as a promotion, conference, sports outing, new job, wedding, retirement or holiday; or

o Civic, charitable, educational or religious organisation awards for recognition of service and accomplishment.

Disclosure of gifts of less than CHF 400 or pounds 200

If you receive or anticipate receiving something of value (that is, of greater value than CHF50 or (pounds 25)) from a broker, supplier, client or person to whom you refer business, you must notify the Compliance Department by using the Lotus Notes database. You may not accept the item (or must return it if you have already received it) unless you receive approval from the Compliance Department. The Compliance Department will approve or deny requests based upon the reasonableness of the circumstances and whether the circumstances pose a threat to Pictet's integrity. This will include the frequency of gifts and entertainment received from the same source. The Compliance Department will maintain copies or records of all requests and responses.

Disclosure of gifts of more than CHF400 or pounds 200

Receipt of Gifts and Entertainment in excess of CHF400 (or pounds 200) must be cleared by a Business Unit Head prior to clearance by the Compliance Department.

Travel to events

Staff must pay their own travel expenses or the cost of travel. If the provider of the entertainment has paid for the travel costs, the member of staff should make a donation to charity for a similar sum.

Leave for Entertainment

The Business Unit Head must sanction leave of absence taken by staff to attend corporate hospitality events. Unless otherwise agreed, absence during working time must be taken as a holiday.



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C Entertainment and Provision of Gifts

General comments

Entertainment, gifts or prizes given to clients or suppliers by employees should be appropriate for the circumstances and constitute necessary and incidental business expenses. If you seek reimbursement from Pictet for business expenses, it is your responsibility to see that your expense record is accurate and reflects only appropriate business expenses.

Inappropriate conduct

You may not give cash gifts to a client, supplier or person to whom you refer business;

Offer of gifts

Where the gift or entertainment does not create the risk of corruption or breach of trust to Pictet they are permissible. Accordingly, you may offer:

(i) Meals, refreshments, travel arrangements or accommodation, or entertainment of reasonable value in the course of a meeting or other occasion held for business discussions, provided that the expenses would be paid by Pictet as a reasonable business expense;

(ii) Advertising or promotional material, such as pens, pencils, note pads, key chains, calendars and similar items with a value of less than CHF50 (or pounds
25);

(iii) Gifts that have a value of less than CHF50 (or pounds 25) and are related to commonly recognised events or occasions, such as a promotion, conference, sports outing, new job, wedding, retirement or holiday; or

(iv) Gifts from Pictet's gift catalogue

Disclosure of gifts of less than CHF400 or pounds 200

If you offer something of value (that is, of greater value than CHF50 or (pounds
25)) to a client you must notify the Compliance Department by using the Lotus Notes database. You may not offer the item unless you receive approval from the Compliance Department. Compliance will approve or deny requests based upon the reasonableness of the circumstances and whether the circumstances pose a threat to Pictet's integrity. Compliance will maintain copies or records of all requests and responses.

Disclosure of gifts of more than CHF400 or pounds 200

Offers of Gifts and Entertainment in excess of CHF400 (or pounds 200) must be cleared by a Business Unit Head in addition to the Compliance Department.


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4 DEALING WITH PERSONAL CONFLICTS OF INTEREST

Introduction

A conflict of interest is generally defined as a person or entity having two or more interests that are inconsistent. You should not cause Pictet or yourself to have a conflict of interest. You should be particularly sensitive to situations involving family or household members. In your case, a conflict of interest occurs when you allow any interest, activity or influence outside of Pictet to:

(i) Influence your judgment when acting on behalf of Pictet;

(ii) Compete against Pictet in any business activity;

(iii) Divert business from Pictet;

(iv) Diminish the efficiency with which you perform your regular duties;

(v) Harm or impair Pictet's financial or professional reputation; or

(vi) Benefit you at the expense of Pictet.

As an employee you are not permitted to participate in any activity that causes a conflict of interest or gives the appearance of a conflict. Areas frequently involved in conflicts of interest and examples of prohibited activities are described below. If you believe that you have or may be perceived to have a conflict of interest, you must disclose that conflict in writing to the Chief Compliance Officer, who will keep copies of all such disclosures.

1 Investment Decisions

You must be familiar with, and comply with, the rules on personal trading set out in Part 2 of this Code.

2 Self-Dealing

You are restricted from becoming involved in certain business dealings with Pictet. As an employee, you are prohibited from:

(i) Directly or indirectly buying assets from (other than assets being offered to the public or employees generally), or selling assets to, Pictet or any account for which Pictet acts as an investment manager or adviser unless you have prior approval from the Chief Compliance Officer or you have court or regulatory approval, as required;

(ii) Representing Pictet in any activity (whether an internal Pictet activity or a transaction between Pictet and a third party) requiring your judgment or discretion which affects a person or organisation in which you have a material interest, financial or otherwise;

(iii) Representing any non-Pictet company in any transaction with Pictet, which involves the exercise of discretion by either party.


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3 Outside Activities

You are expected to avoid any outside interest or activity that will interfere with your duties. Generally, your outside interests or activities should not:

(i) Significantly encroach on time or attention you devote to your duties;

(ii) Adversely affect the quality of your work;

(iii) Compete with Pictet's activities;

(iv) Involve any significant use of Pictet's equipment, facilities or supplies;

(v) Imply Pictet's sponsorship or support (for example, through the use of Pictet stationery for personal purposes); or

(vi) Adversely affect the reputation of Pictet.

4 Accepting Honoraria

Neither you nor any member of your immediate family may accept cash honoraria for your public speaking or writing services on Pictet's behalf. If a cash honorarium is tendered, you should donate it to Pictet and request that it be donated to a charity of Pictet's choice. You may accept non-cash honoraria of modest value (not to exceed CHF50 or pounds 25). You also may accept reimbursement of related expenses. You should check with the Finance Director to ensure proper tax treatment.

5 Accepting Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, custodian for a minor, trustee or managing agent. Unless you are acting on behalf of a member of your family or you have obtained approval from the Chief Compliance Officer, you may not accept a fiduciary or cofiduciary appointment.

Even if you are acting on behalf of a family member or receive approval to act as fiduciary or co-fiduciary, you are expected to ensure that your appointment does not interfere with the time and attention, which you devote to your job responsibilities.

6 Participating in Civic Affairs

You are encouraged to take part in charitable, educational or other civic affairs, as long as such affairs do not interfere or conflict with your responsibilities at Pictet. However, you should review the requirements of "Serving as an External Director or Officer" (see below) as they may apply to your participation in civic affairs. You should not imply Pictet's sponsorship or support of any outside event or organisation without the approval of the a member of the Executive Board or the Head of the London Office.



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7 Serving as an External Director or Officer

In view of the potential conflicts of interest and the possible liability for both you and Pictet, you should be cautious when considering service as an officer, partner or director of any non-Pictet entity. Before agreeing to such service, you should disclose it to a member of the Executive Board of PAM UK / PAM SA.

If you are serving as an officer, or director of an external entity, you should:

(i) Not attempt to influence or take part in any vote or decision that may lead to the use of a Pictet product or service by the external entity, or result in the conferring of a special benefit to Pictet by the external entity and assume that the external entity's records reflect your abstention;

(ii) Relinquish any responsibility you may have for any Pictet relationship with the external entity;

(iii) Be satisfied that the external entity conducts its affairs lawfully, ethically and in accordance with prudent management and financial practices.

8 Participating in Political Activities

Pictet encourages you to keep informed concerning political issues. However, if you do participate in any political activity, you may not act as a representative of Pictet unless you are specifically authorised in writing to do so by a member of the Executive Board or the Head of the London Officer. As previously stated, it is unlawful to use Pictet's funds or assets in connection with political elections and in the US many states also restrict the use of corporate funds and assets in connection with state elections.

9 Giving Advice to Clients

Unless your regular duties specifically permit, and you are qualified to do so, you may not give legal, tax or investment advice to clients.

You may be asked by a client to make a statement regarding the legal implications of a proposed transaction. If you are not authorised to give legal advice to clients, be sure, that nothing you say might be interpreted as legal advice.



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5 RESPECTING CONFIDENTIAL INFORMATION

1 In General

As an employee, you may have confidential information concerning Pictet's clients, fellow employees and suppliers. Such confidentiality must be maintained and the information used only for business purposes. Under no circumstances may you use such information for personal gain or pass it on to any person outside Pictet, including family or friends, or even to other employees who do not need such information to perform their jobs or to provide services to or for Pictet.

2 News Media Communications

Any communications or disclosures of information to the news media must only be done with the prior approval of a member of the Executive Board, or in London the Head of the London office. All media inquiries should be directed to a member of the Executive Board, or in London, the Marketing Director of PAM UK or the Head of the London office.

3 Information obtained from Business

You may possess confidential information about those with whom Pictet has business relations. If released, such information could have a significant effect on their operations, their business reputations or the market price of their securities. Disclosing such information could expose both you and Pictet to liability for damages.

4 Pictet Financial Information

Financial information about Pictet is confidential. Except as required by law or approved by the Finance Officer, financial information is not to be released to any person or organisation. If you have any questions about disclosing financial information, contact the Chief Executive Officer or Finance Officer.

5 Pictet Examination Information

Regulatory examiners periodically review Pictet. Certain reports made by those regulatory agencies are the property of those agencies and are strictly confidential. Giving information from those reports to anyone not officially connected with Pictet may be a criminal offence.

6 Pictet Proprietary Information

Certain non-financial information developed by Pictet (such as business plans, client lists and records, methods of doing business, employee records, models, computer software, source codes, databases and related documentation) is valuable information that is proprietary and confidential. You are not to



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disclose it to anyone outside Pictet or to anyone inside Pictet who does not have a need to know such information. This obligation survives your employment with Pictet. Employees are prohibited from using Pictet time, resources and assets (including its proprietary information) for personal gain. Pictet has proprietary rights in any materials, products or services that you create which relates to your work at Pictet, that use Pictet's resources (equipment, etc.) or that are created during your regular work hours. You must disclose such materials, product or services to Pictet.

7 Electronic Information

E-mail, voice mail and communications systems provided by Pictet are intended for Pictet's business use only. Files created on these systems are subject to review and inspection by management. You should not expect messages sent on these systems to be treated as private and confidential. You should limit the transmission of highly sensitive information on these systems. Messages created in these systems should comply with the Pictet Directives.

8 Information Security Systems

If you have access to Pictet's information systems, you are responsible for taking precautions necessary to prohibit unauthorised entry to the system. You should safeguard your passwords or other means of entry.

9 Computer Software

Computer software is to be used for Pictet's business only and must be used in accordance with the terms of the licensing agreement. No copying of software is permitted except in accordance with the licensing agreement.

10 Inside Information

Insider information is material non-public information relating to any corporation issuing or that has issued securities. Information is considered "material" if it is important enough to affect the judgment of investors about whether to buy, sell or hold securities, or to influence the market price of the securities.

The courts have ruled that insider information about issuers must be made public before anyone possessing it can trade or recommend the purchase or sale of the securities concerned. Under law, you, Pictet and the person who receives the information could be held legally responsible for misusing insider information.

The insider information laws are complex. Employees must be extremely cautious in providing any inside information to any person outside of Pictet or in using inside information obtained at Pictet in making personal investment decisions. If you have any doubts about whether or not information is inside


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

information or whether or how it can be used, you should consult the Chief Compliance Officer.

11 "Chinese Wall" Policy

To facilitate compliance with the prohibition on trading in securities while in possession of insider information, many financial services organisations, including Pictet, have adopted "Chinese Wall" policies. The Chinese Wall separates the business units or employees likely to receive insider information from the business units or employees that trade in securities or provide investment advice.

Pictet's Chinese Wall policy is contained in Chapter 3.4 of the Compliance Manual and, among other things, establishes rules restricting the flow of information between PAM UK / PAM SA and Helvea; procedures to be used by employees to obtain information from other departments or other associated entities; and procedures for reporting the receipt of material nonpublic information by employees.

You must know this policy, particularly if you work in an area that handles investment decisions or if you supply or might be asked to supply information to employees in such areas. Under no circumstances should you receive or pass on information that may lead to a violation of the insider trading laws, otherwise create a conflict of interest, or interfere with a legal or business obligation of Pictet.


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


6. CODE VIOLATIONS

Reporting Code Violations

All Persons must report code violations as soon as they occur. If you have knowledge of any violations of our Code of Ethics, you have a responsibility to immediately report it. You can report confidentially to the Chief Compliance Officer at 0044 207 847 5040 or directly to your manager or department head.

Sanctions for breaches of the Code

Upon discovering that a Access Person has not complied with the requirements of this Code, the Chief Compliance Officer or the management of PAM UK / PAM SA may, at their absolute discretion, impose on that person appropriate remedial action. Employees may be required to cancel trades, disgorge profits or sell positions at a loss, and may face internal reprimands, fines, or termination of employment.

All violations of this Code will be reported to the Boards of Directors of PAM UK and PAM SA and also to the Executive Board.

In relation to the Rules on Personal Account Dealing, the typical sanctions operate on a sliding scale and are set out below:

Flagrant breach of the Rules Warning or dismissal depending on the circumstances, together with a reversal of the trade (no profits to members of staff)

Failure to comply with the rules due to
negligence

Ban on personal trading for an agreed period together with a reversal of the trade (no profits to members of staff)

Innocent or passive breach Possible reversal of the trade (no profits to members of staff) at the discretion of the Chief Compliance Officer



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7 COMPLIANCE AND CODE OF ETHICS CONTACT SHEET

The following is a list of individuals who serve as Code of Ethics contacts:
David Cawthrow

Chief Compliance Officer

Office Phone: 0044 207 847 5040

Office Fax: 0044 207 847 5046

Office Email dcawthrow@pictet.com

Marc Tonnerre

Senior Compliance Manager

Office Phone: 0041 58 323 2053

Office Fax 0041 58 323 3030 (not confidential)

E-mail mtonnerre@pictet.com

Chantal Donohue

Compliance Monitoring Officer

Office Phone: 0041 58 323 1538

Office Fax 0041 58 323 3030 (not confidential)

E-mail cdonohue@pictet.com

Mark Meredith

Senior Compliance Manager

Office Phone: 0044 207 847 5041

Office Fax: 0044 207 847 5046

Office Email: mmeredith@pictet.com

Aisha Young

Compliance Manager

Office Phone: 0044 207 847 5043

Office Fax: 0044 207 847 5046

Office Email: ayoung@pictet.com

Catherine Halpin

Compliance Monitoring Officer

Office Phone: 0044 207 847 5042

Office Fax: 0044 207 847 5046

Office Email: chalpin@pictet.com



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Appendix A

"Beneficial ownership", for purposes of this Code, shall be determined in accordance with the definition of "beneficial owner " set forth in Rule 16a-1(a) under the Securities Exchange Act of 1934, as amended, i.e. a person must have a "direct or indirect pecuniary interest" to have "beneficial ownership". Although the following list is not intended to be exhaustive, pursuant to the rule, a person is generally regarded as the beneficial owner of the following securities.

(i) securities held in the person's own name;

(ii) securities held with another in joint tenancy, community property or other joint ownership;

(iii) securities held by a bank or broker as nominee or custodian on such person's behalf of securities pledged as collateral for a loan;

(iv) securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-inlaw, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships);

(v) securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has controlling influence over the purchase, sale or voting of such securities;

(vi) securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sales decisions;

(vii) securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

(viii) securities held by a general partnership or limited partnership in which the person is a general partner;

(ix) securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio securities (other than a registered investment company)

(x) securities in a portfolio giving the person certain performance related fees; and

(xi) securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.



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



Appendix B - Pictet Directive 8 - Operations for Own Account

Current accounts of staff members and members of their family benefiting from the special conditions for employees must not be overdrawn. Stock market transactions carried out for their own accounts by Pictet's employees and members of their families on the basis of the privileged terms and conditions granted to employees shall be subject to Directive 13 and to the following rules and regulations:

1. Annual turnover (buying and selling combined) shall not exceed 10 times the value of the portfolio for portfolios up to a total asset value of CHF250,000 or 6 times for portfolios of a higher value.

2. Invoices for sales and purchases of warrants, options etc. shall not exceed 10 items per month.

3. The Risk controlling team of the Accounting department shall have access to those accounts that conduct transactions requiring the signature of the "Special Mandate for Transactions on Derivative Instruments and Short Sales ("TOFF II" mandate).

4. It is forbidden to sell a security less than three days after buying that security, except in the case of a fall in price of securities recently purchased. Example: a position bought on a Thursday cannot be sold before the following Tuesday, in other words on the third working day following the transaction date.

5. Securities portfolios may not be financed using Lombard loans. Where the Bank grants a loan, the securities portfolio must first be liquidated, and cannot be reconstituted until the loan is reimbursed.

6. Transfers of securities between two nominal accounts which belong to the same employee or to members of his/her family, are allowed in exceptional cases. Any other transfer is forbidden.

7. It is strictly forbidden to trade for one's own account and neglect an order from a client or the securities position in the Nostro account.

8. Staff members are not authorized to subscribe to IPOs, secondary placements or convertibles for their own accounts. They are authorized to subscribe to restricted securities, once all requests from clients (including collective investment funds) at the level of the Pictet Group have been met in full. Subscription orders from staff members shall under no circumstances constitute an over subscription compared to the value of their portfolios and must always be placed prior to the allocation date.

9. Front-running operations are forbidden.



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



10. It is forbidden, except with express and exceptional authorisation from the Management, to open a securities portfolio outside of Pictet & Cie.

11. Staff members may not include their transactions in global orders.

We wish to remind you that it is illegal to carry out transactions for one's own account or on behalf of a third party by acting on confidential information or by insider trading.

The staff shall not neglect their obligations and duties towards the bank and its clients by concentrating on managing their own affairs. Employees shall strive to avoid any potential conflict of interests: they shall, in particular, refrain from taking personal advantage of transactions which they are required to carry out for a third party.